Exhibit 99

Gorman-Rupp Reports Second Quarter 2023 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--July 28, 2023--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

  Net sales of $171.0 million increased 43.6%, or $52.0 million, compared to the second quarter of 2022, a 21.4% increase excluding sales from Fill-Rite which was acquired in May 2022
  Second quarter net income was $10.5 million, or $0.40 per share, compared to a net loss of ($1.0) million, or ($0.04) per share, for the second quarter of 2022
    Adjusted earnings per share1 for the second quarters of 2023 and 2022 were $0.41 and $0.27, respectively
  Adjusted EBITDA1 of $33.7 million for the second quarter of 2023 increased $14.1 million, or 71.6%, from $19.6 million for the same period in 2022

As previously announced, on May 31, 2022 the Company completed its acquisition of Fill-Rite and Sotera (“Fill-Rite”), a division of Tuthill Corporation.

Net sales for the second quarter of 2023 were $171.0 million compared to net sales of $119.1 million for the second quarter of 2022, an increase of 43.6% or $52.0 million. Domestic sales increased 50.8% or $43.2 million and international sales increased 25.7% or $8.7 million compared to the same period in 2022.

Fill-Rite sales were $42.9 million for the second quarter of 2023 compared to $13.5 million for the second quarter of 2022. In addition to the increase from Fill-Rite, sales increased $22.6 million, or 21.4% due to an increase in volume as well as the impact of pricing increases taken in 2022 and an annual price increase in January 2023. Sales increased $9.0 million in the fire suppression market primarily from increased domestic commercial construction, $4.1 million in the industrial market and $3.9 million in the repair market due to strengthening in the broader industrial economy, $2.6 million in the municipal market due to domestic flood control and wastewater projects related to increased infrastructure investment, $1.9 million in the construction market due to strong overall conditions including infrastructure related projects, $1.1 million in the petroleum market due to increased demand for larger petroleum transfer pumps, and $0.2 million in the OEM market. Partially offsetting these increases was a sales decrease of $0.2 million in the agriculture market primarily driven by weather conditions, where increased snowfall runoff and rain have slowed demand.

Gross profit was $51.7 million for the second quarter of 2023, resulting in gross margin of 30.2%, compared to gross profit of $28.2 million and gross margin of 23.7% for the same period in 2022. The 650 basis point increase in gross margin included a 200 basis point improvement on labor and overhead leverage due to increased sales volume and sales mix which includes a full quarter of Fill-Rite. The increase in gross margin also included a 450 basis point improvement in cost of material, which consisted of a reduction in LIFO2 expense of 210 basis points, a 120 basis point improvement from the realization of selling price increases, and a favorable impact of 120 basis points related to the Fill-Rite inventory step-up that was recorded during the second quarter of 2022 that did not recur in 2023.

Selling, general and administrative (“SG&A”) expenses were $24.2 million and 14.1% of net sales for the second quarter of 2023 compared to $24.1 million and 20.3% of net sales for the same period in 2022. SG&A expenses for the second quarter of 2022 included $6.9 million of one-time acquisition costs. Excluding acquisition costs, SG&A expenses were $17.2 million and 14.5 % of net sales for the second quarter of 2022. The increase in SG&A expenses, excluding acquisition costs, was due to the inclusion of a full quarter of Fill-Rite as compared to one month in the same period in 2022, as well as increased expenses to support sales growth. The improvement in SG&A as a percent of sales was primarily due to favorable leverage from increased sales.

Amortization expense was $3.2 million for the second quarter of 2023 compared to $1.2 million for the same period in 2022. The increase in amortization expense was due to a full quarter of amortization attributable to the Fill-Rite acquisition compared to one month for the same period in 2022.

Operating income was $24.3 million for the second quarter of 2023, resulting in an operating margin of 14.2%, compared to operating income of $2.9 million and operating margin of 2.4% for the same period in 2022. Operating income for the second quarter of 2022 included $6.9 million of one-time acquisition costs and $1.4 million of inventory step-up amortization. Excluding acquisition costs and inventory step-up together totaling $8.3 million, operating income was $11.2 million for the second quarter 2022 resulting in an operating margin of 9.4% of net sales. Excluding acquisition costs and inventory step-up in the second quarter of 2022 totaling $8.3 million, operating margin in the second quarter of 2023 increased 480 basis points compared to the same period in 2022 due to improved leverage on labor, overhead, and SG&A expenses due to increased sales volumes and improved cost of material partially offset by increased amortization expense.

Interest expense was $10.5 million for the second quarter of 2023 compared to $2.3 million for the same period in 2022. The increase in interest expense was due to the inclusion of a full quarter of interest expense and increased interest rates on the debt financing attributable to the Fill-Rite acquisition.

Net income was $10.5 million, or $0.40 per share, for the second quarter of 2023 compared to net loss of ($1.0) million, or ($0.04) per share, in the second quarter of 2022. Adjusted earnings per share1 for the second quarter of 2023 were $0.41 per share compared to $0.27 per share for the second quarter of 2022. Adjusted earnings per share1 for the second quarter of 2023 included an unfavorable LIFO2 impact of $0.07 per share compared to an unfavorable LIFO2 impact of $0.13 per share in the second quarter of 2022.

Adjusted EBITDA1 was $33.7 million for the second quarter of 2023 compared to $19.6 million for the second quarter of 2022. Adjusted EBITDA1 increased from organic sales growth and improved gross margin as well as the inclusion of Fill-Rite results for the full quarter in 2023 compared to one month in 2022.

Year to date 2023 Highlights

  Net sales of $331.5 million increased 49.8%, or $110.3 million, compared to 2022, a 19.7% increase excluding sales from Fill-Rite which was acquired in May 2022
  Net income was $17.0 million, or $0.65 per share, compared to net income of $6.5 million, or $0.25 per share, in 2022
    Adjusted earnings per share1 for 2023 and 2022 were $0.68 and $0.56, respectively
  Adjusted EBITDA1 of $62.1 million for 2023 increased $28.2 million, or 83.0%, from $33.9 million in 2022

Net sales for the first six months of 2023 were $331.5 million compared to net sales of $221.2 million for the first six months of 2022, an increase of 49.8% or $110.3 million. Domestic sales increased 57.2% or $90.3 million and international sales increased 31.5% or $20.0 million compared to the same period in 2022.

Fill-Rite sales were $82.8 million for the first six months of 2023 compared to $13.5 million from the acquisition date of May 31, 2022 to June 30, 2022. In addition to the increase from Fill-Rite, sales increased $41.0 million, or 19.7% due to an increase in volume as well as the impact of pricing increases taken in 2022 and an annual price increase in January 2023. Sales increased $16.7 million in the fire market primarily from increased domestic commercial construction, $7.2 million in the industrial market and $6.0 million in the repair market due to strengthening in the broader industrial economy, $5.7 million in the municipal market due to domestic flood control and wastewater projects related to increased infrastructure investment, $3.7 million in the construction market due to strong overall conditions including infrastructure related projects, $1.6 million in the petroleum market due to increased demand for larger petroleum transfer pumps, and $0.5 million in the OEM market. Partially offsetting these increases was a decrease of $0.4 million in the agriculture market primarily driven by weather conditions, where increased snowfall runoff and rain have slowed demand.

Gross profit was $97.2 million for the first six months of 2023, resulting in gross margin of 29.3%, compared to gross profit of $53.7 million and gross margin of 24.3% for the same period in 2022. The 500 basis point increase in gross margin included a 225 basis point improvement on labor and overhead leverage due to increased sales volume and sales mix which includes six months of Fill-Rite for 2023 compared to one month for the same period in 2022. The increase in gross margin also included a 275 basis point improvement in cost of material, which consisted of a favorable LIFO2 impact of 140 basis points, a favorable impact of 60 basis points related to the Fill-Rite inventory step-up that was recorded in 2022 that did not recur in 2023 and a 75 basis point improvement from the realization of selling price increases.

Selling, general and administrative (“SG&A”) expenses were $47.4 million and 14.3% of net sales for the first six months of 2023 compared to $39.9 million and 18.1% of net sales for the same period in 2022. SG&A expenses for the first six months of 2022 included $6.9 million of one-time acquisition costs. Excluding acquisition costs of $6.9 million, SG&A expenses were $33.0 million and 14.9% of net sales for the first six months of 2022. The increase in SG&A expenses, excluding acquisition costs, was due to the inclusion of Fill-Rite for the full six month period in 2023 as compared to one month in the same period in 2022, as well as increased expenses to support sales growth. The improvement in SG&A as a percent of sales was primarily due to favorable leverage from increased sales.

Amortization expense was $6.4 million for the first six months of 2023 compared to $1.4 million for the same period in 2022. The increase in amortization expense was due to the inclusion of six months of amortization attributable to the Fill-Rite acquisition compared to one month for the same period in 2022.

Operating income was $43.4 million for the first six months of 2023, resulting in an operating margin of 13.1%, compared to operating income of $12.4 million and operating margin of 5.6% for the same period in 2022. Operating income for the first six months of 2022 included $6.9 million of one-time acquisition costs and $1.4 million of inventory step-up amortization. Excluding acquisition costs and inventory step-up together totaling $8.3 million, operating income was $20.7 million for the first six months of 2022 resulting in an operating margin of 9.4% of net sales. Excluding acquisition costs and inventory step-up in 2022 totaling $8.3 million, operating margin in the first six months of 2023 increased 370 basis points compared to the same period in 2022 due to improved leverage on labor, overhead, and SG&A expenses due to increased sales volumes and improved cost of material partially offset by increased amortization expense.

Interest expense was $20.7 million for the first six months of 2023 compared to $2.3 million for the same period in 2022. The increase in interest expense was primarily due to the inclusion of six months of interest expense in 2023 compared to one month for the first six months of 2022 on the debt financing attributable to the Fill-Rite acquisition, as well as increased interest rates in 2023 as compared to 2022.

Net income was $17.0 million, or $0.65 per share, for the first six months of 2023 compared to net income of $6.5 million, or $0.25 per share for the first six months of 2022. Adjusted earnings per share1 for the first six months of 2023 were $0.68 per share compared to $0.56 per share for the first six months of 2022. Adjusted earnings per share1 for the first six months of 2023 included an unfavorable LIFO2 impact of $0.13 per share compared to an unfavorable LIFO2 impact of $0.18 per share in the first six months of 2022.

Adjusted EBITDA1 was $62.1 million for the first six months of 2023 compared to $33.9 million for the first six months of 2022. Adjusted EBITDA1 increased from organic sales growth and improved gross margin as well as the inclusion of Fill-Rite results for the full six months of 2023 compared to one month in 2022.

The Company’s backlog of orders was $249.8 million at June 30, 2023 compared to $264.7 million at June 30, 2022 and $267.4 million at December 31, 2022. Incoming orders for the first six months of 2023 were $321.0 million, or an increase of 12.0% compared to the same period in 2022, and a decrease of 13.8% excluding Fill-Rite.

Net cash provided by operating activities for the first six months of 2023 was $37.9 million compared to $6.7 million for the same period in 2022 driven by increased earnings before depreciation, amortization, and LIFO2 expense, and improved cash flow from better working capital management. Capital expenditures for the first six months of 2023 were $13.3 million and consisted primarily of machinery and equipment.  Capital expenditures for the full-year 2023 are presently planned to be in the range of $18 - $20 million. Total debt, net of cash, decreased $14.1 million during the second quarter of 2023.

Scott A. King, President and CEO commented, “Our strong organic sales growth of over 21% marked our eighth consecutive quarter of year-over-year double-digit increases, as we continued to see strength across the majority of our markets. Along with sales, Adjusted EBIDTA continues to improve increasing 320 bps as a percentage of sales compared to the second quarter of last year as we have benefited from pricing actions taken throughout 2022 and have leveraged our labor and overhead costs with the increase in sales. Our backlog is down from the record level we saw at the end of the first quarter but remains elevated, which positions us well for the remainder of the year. We believe that our inventory levels have peaked and that we will see a reduction in the second-half, which will further contribute to our improvements in cash flow. We remain focused on delivering long term sustained growth and improving our debt leverage.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings, adjusted earnings per share, and adjusted earnings before interest, taxes, depreciation and amortization. Adjusted earnings is earnings excluding non-cash pension settlement charges, one-time acquisition costs, amortization of step up in value of acquired inventories, and amortization of customer backlog. Adjusted earnings per share is earnings per share excluding non-cash pension settlement charges per share, one-time acquisition costs per share, amortization of step up in value of acquired inventories per share, and amortization of customer backlog per share. Adjusted earnings before interest, taxes, depreciation and amortization is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude non-cash pension settlement charges, one-time acquisition costs, amortization of step up in value of acquired inventories, amortization of customer backlog, and non-cash LIFO expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings, adjusted earnings per share, and adjusted EBITDA which includes descriptions of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, integration of the Fill-Rite business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) general risks associated with acquisitions; (6) the anticipated benefits from the Fill-Rite transaction may not be realized; (7) impairment in the value of intangible assets, including goodwill; (8) defined benefit pension plan settlement expense; (9) LIFO2 inventory method, and (10) family ownership of common equity; and general risk factors including (11) continuation of the current and projected future business environment; (12) highly competitive markets; (13) availability and costs of raw materials and labor; (14) cyber security threats; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net sales	$171,024	$119,067	$331,490	$221,234
Cost of products sold	119,366	90,828	234,309	167,498
Gross profit	51,658	28,239	97,181	53,736
Selling, general and administrative expenses	24,193	24,114	47,430	39,936
Amortization expense	3,182	1,218	6,373	1,435
Operating income	24,283	2,907	43,378	12,365
Interest expense	(10,485)	(2,322)	(20,672)	(2,322)
Other income (expense), net	(536)	(1,846)	(969)	(1,756)
Income before income taxes	13,262	(1,261)	21,737	8,287
Provision from income taxes	2,785	(265)	4,740	1,740
Net income	$10,477	($996)	$16,997	$6,547

Earnings per share	$0.40	($0.04)	$0.65	$0.25

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

	June 30,	December 31,
Assets	2023	2022

Cash and cash equivalents	$12,173	$6,783
Accounts receivable, net	101,875	93,059
Inventories, net	115,816	111,133
Prepaid and other	10,957	14,551
Total current assets	240,821	225,526
Property, plant and equipment, net	136,047	128,640
Other assets	26,133	11,579
Goodwill and other intangible assets, net	500,649	507,085
Total assets	$903,650	$872,830

Liabilities and shareholders' equity

Accounts payable	$29,161	$24,697
Current portion of long-term debt	17,500	17,500
Accrued liabilities and expenses	49,526	43,016
Total current liabilities	96,187	85,213
Pension benefits	10,368	9,352
Postretirement benefits	22,092	22,413
Long-term debt, net of current portion	411,405	419,327
Other long-term liabilities	22,239	5,331
Total liabilities	562,291	541,636
Shareholders' equity	341,359	331,194
Total liabilities and shareholders' equity	$903,650	$872,830

Shares outstanding	26,079,115	26,094,865

The Gorman-Rupp Company
Condensed Consolidated Statements of Cash Flows (Unaudited)
(thousands of dollars, except share data)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$16,997	$6,547
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,158	7,201
LIFO expense	4,440	6,004
Pension expense	1,617	3,357
Stock based compensation	1,606	1,413
Amortization of debt issuance fees	1,481	237
Other	30	-
Changes in operating assets and liabilities:
Accounts receivable, net	(8,645)	(11,713)
Inventories, net	(8,959)	(10,687)
Accounts payable	4,435	938
Commissions payable	142	392
Deferred revenue and customer deposits	2,365	(1,269)
Income taxes	2,374	(1,045)
Accrued expenses and other	2,235	1,273
Benefit obligations	3,580	4,044
Net cash provided by operating activities	37,856	6,692
Cash flows from investing activities:
Capital additions	(13,270)	(8,445)
Payment for acquisitions	-	(526,301)
Other	367	208
Net cash used for investing activities	(12,903)	(534,538)
Cash flows from financing activities:
Cash dividends	(9,148)	(8,869)
Treasury share repurchases	(1,029)	(918)
Proceeds from bank borrowings	5,000	445,000
Payments to banks for borrowings	(13,750)	-
Debt issuance fees	-	(15,165)
Other	(534)	(65)
Net cash provided by (used for) financing activities	(19,461)	419,983
Effect of exchange rate changes on cash	(102)	(503)
Net increase (decrease) in cash and cash equivalents	5,390	(108,366)
Cash and cash equivalents:
Beginning of period	6,783	125,194
End of period	$12,173	$16,828

The Gorman-Rupp Company
Non-GAAP Financial Information
(thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Adjusted earnings:
Reported net income – GAAP basis	$10,477	($996)	$16,997	$6,547
Plus pension settlement charge	-	1,261	-	1,261
Plus one-time acquisition costs	-	5,446	-	5,446
Plus amortization of step up in value of acquired inventories	-	1,111	-	1,111
Plus amortization of acquired customer backlog	344	171	857	171
Non-GAAP adjusted earnings	$10,821	$6,993	$17,854	$14,536

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Adjusted earnings per share:
Reported earnings (loss) per share – GAAP basis	$0.40	($0.04)	$0.65	$0.25
Plus pension settlement charge	-	0.05	-	0.05
Plus one-time acquisition costs	-	0.21	-	0.21
Plus amortization of step up in value of acquired inventories	-	0.04	-	0.04
Plus amortization of acquired customer backlog	0.01	0.01	0.03	0.01
Non-GAAP adjusted earnings per share	$0.41	$0.27	$0.68	$0.56

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income – GAAP basis	$10,477	($996)	$16,997	$6,547
Plus interest expense	10,485	2,322	20,672	2,322
Plus provision (benefit) for income taxes	2,785	(265)	4,740	1,740
Plus depreciation and amortization expense	7,114	4,268	14,158	7,201
Non-GAAP earnings before interest, taxes, depreciation and amortization	30,861	5,329	56,567	17,810

Plus pension settlement charge	-	1,597	-	1,597
Plus one-time acquisition costs	-	6,894	-	6,894
Plus amoritization of step up in value of acquired inventories	-	1,406	-	1,406
Plus amortization of acquired customer backlog	434	217	1,085	217
Plus non-cash LIFO expense	2,409	4,200	4,440	6,004
Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization	$33,704	$19,643	$62,092	$33,928

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.